Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-47954, 333-62818, 333-65473, 333-74752, 333-81914, 333-100083, 333-101515, 333-106020, 333-111221, 333-119479, 333-125118, 333-133277, 333-139214, 333-142726, 333-149186, 333-156441, 333-158156) pertaining to the Sirius Satellite Radio 401(k) Savings Plan of our report dated June 23, 2008, with respect to the statement of net assets available for benefits of the Sirius Satellite Radio 401(k) Savings Plan as of December 31, 2007 included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

New York, New York
June 29, 2009